Exhibit 99.01

KANA Software Fourth Quarter and 2006 Year-End Financial Results to

Exceed Pre-announced Range

MENLO PARK, Calif.—February 20, 2007 — KANA Software, Inc. (OTC: KANA.OB), a world leader in multi-channel customer service, today announced that 2006 revenues will be $54.0 million. KANA also expects to report fourth quarter 2006 revenues of $14.9 million, well ahead of the previously announced range of $14.0 million to $14.2 million. The Company’s unrestricted cash balance rose to $5.7 million at December 31, 2006, an increase from $4.6 million at the end of the prior quarter.

The Company will report a GAAP net loss of $1.8 million, or $(0.05) per share, for the year ended December 31, 2006 as compared to $18.0 million, or $(0.58) per share, for the year ended December 31, 2005.

KANA’s non-GAAP net income for the year ended December 31, 2006 will be $3.6 million, or $0.10 per diluted share, as compared to a net loss of $11.5 million, or $(0.37) per share, for the year ended December 31, 2005. Non-GAAP adjustments to GAAP net loss for the years ended 2005 and 2006 are calculated by adding back certain accounting charges: impairment of internal-use software of $6.3 million and $0, respectively in 2005 and 2006; stock-based compensation expense of $38,000 in 2005 and stock-based compensation measured in accordance with SFAS 123R of $2.8 million in 2006; registration rights penalty paid in common stock of $0 and $1.2 million; warrant liability (benefit) expense of ($331,000) and $774,000; and restructuring expense of $468,000 and $703,000.

KANA requires additional time to review the allocation of certain quarterly expense items within 2006. Full year 2006 results as reported above are not expected to change. The review of these items could lead to improvements in previously reported quarterly GAAP net income (loss).

“We felt it best to re-schedule today’s conference call until the fourth quarter 2006 detailed financial results can be made available,” said Michael Fields, chief executive officer of KANA. “However, we are extremely pleased with 2006 year-end results, as they reflect KANA’s improving business fundamentals. We look forward to disclosing additional details regarding our progress next week.”

KANA’s management team will host a conference call on Thursday, March 1, 2007 at 4:30 PM EST (1:30 PM PST) where they will discuss the Company’s fourth quarter and fiscal 2006 year-end financial results and financial outlook. The live webcast can be accessed by visiting the investor relations section of KANA’s website at www.kana.com.

About KANA

KANA is a world leader in multi-channel customer service. KANA’s integrated solutions allow companies to deliver consistent, managed service across all channels, including email, chat, call centers and Web self-service, so customers have the freedom to choose the service they want, how and when they want it. KANA’s clients report double-digit increases in customer satisfaction, while reducing call volumes by an average of 20%. KANA’s award-winning solutions are proven in more than 600 companies worldwide, including approximately half of the world’s largest 100 companies. For more information visit www.kana.com.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding KANA’s forecasts, projections, expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which may likely change, and we assume no obligation to update any such forward-looking statement. These statements include statements about KANA’s expected 2006 revenues; potential improvements in previously reported GAAP results; KANA’s growth, profitability, success and leadership; and customers’ expected benefits and results from KANA applications. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to: competition in our marketplace, including introductions of new products or services, or reductions in prices, by competitors; risks associated with lack of market acceptance of KANA’s products or services; inability to enhance and develop our products and services within budget and on schedule; inability to attract and retain qualified employees, to manage cash and expenditures or to expand sales; inability to manage our business in light of recent personnel reductions; KANA’s history of losses; the effect of potential military action and terrorist activities; and slow economic conditions, particularly as they affect spending by our prospective customers on SRM and similar enterprise software products. These and other factors are risks associated with our business that may affect our operating results and are discussed in KANA’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

Non-GAAP Financial Measures

To help understand KANA’s past financial performance and future results, KANA has supplemented its financial results that it provides in accordance with accounting principles generally accepted in the United States, or GAAP, with non-GAAP financial measures. The method KANA uses to produce non-GAAP financial results is not computed according to GAAP and may differ from the methods used by other companies. KANA’s reference to these non-GAAP financial results should be considered in addition to results that are prepared under current accounting standards but should not be considered as a substitute for, or superior to, the financial results that are presented as consistent with GAAP. KANA’s management uses the supplemental non-GAAP financial measures internally to understand, manage and evaluate KANA’s business and make operating decisions. These non-GAAP financial measures are among one of the factors KANA’s management uses in planning for and forecasting future periods.

NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Investor Contacts:

Market Street Partners

Carolyn Bass / Zach Barnes, 415-445-3235

kana@marketstreetpartners.com

Media Contact:

KANA

Suzanne Deppe, 650-614-8369

sdeppe@kana.com